UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

(Amendment No.     )

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FRISCH’S RESTAURANTS, INC.

(Name of Registrant as Specified in Its Charter)

(Name of Person(s) Filing Proxy Statement if other than the Registrant)

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Frisch’s Restaurants, Inc.

2800 Gilbert Avenue

Cincinnati, Ohio 45206

NOTICE OF ANNUAL MEETING OF SHAREHOLDERS

To Be Held October 6, 2010

Dear Shareholders:

The 2010 annual meeting of the shareholders of Frisch’s Restaurants, Inc., an Ohio corporation (the “Company”), will be held on Wednesday, October 6, 2010 at 9:00 a.m., Eastern Daylight Savings Time, at the Queen City Club, 331 East Fourth Street, Cincinnati, Ohio 45202, for the following purposes:

1.	Election of five Directors to serve for a two-year term until the 2012 Annual Shareholders Meeting.

2.	Ratification of the appointment of Grant Thornton LLP as the Company’s independent registered public accounting firm.

3.	Transaction of such other business as may properly come before the meeting or any adjournments thereof.

Your Board of Directors recommends a vote of “FOR ALL NOMINEES” on Proposal 1 and a vote “FOR” on Proposal 2.

Shareholders of record at the close of business on August 9, 2010 are entitled to notice of, and to vote at, the annual meeting and any adjournments or postponements thereof.

YOUR VOTE IS IMPORTANT

To assure your representation at the meeting, please vote promptly whether or not you expect to be present at the meeting. You can vote your shares (1) via the Internet, or (2) by signing and dating the enclosed proxy and returning it in the accompanying envelope. You will find specific instructions for voting via the Internet on the proxy card. If you attend the meeting, you may revoke your proxy and vote your shares in person.

Important Notice Regarding the Availability of Proxy Materials for the Annual Shareholder Meeting to Be Held on October 6, 2010: This Notice of Annual Meeting and Proxy Statement and the Company’s most recent Annual Report to Shareholders are available on our website at www.frischs.com.

By Order of the Board of Directors,

Donald A. Bodner
Dated: August 27, 2010	Secretary

FRISCH’S RESTAURANTS, INC.

2800 Gilbert Avenue

Cincinnati, Ohio 45206

PROXY STATEMENT

2010 ANNUAL MEETING OF SHAREHOLDERS

To Be Held October 6, 2010

INTRODUCTION

This Proxy Statement is furnished to shareholders of Frisch’s Restaurants, Inc. (the “Company”) in connection with the solicitation of proxies by the Company’s Board of Directors for use at the 2010 Annual Meeting of Shareholders (the “Meeting”), and at any and all adjournments thereof. The Meeting will be held at the Queen City Club, 331 East Fourth Street, Cincinnati, Ohio 45202 on Wednesday, October 6, 2010 at 9:00 a.m., Eastern Daylight Savings Time. This Proxy Statement and the enclosed form of proxy are first being sent to shareholders on or about August 27, 2010.

THE PROXY

Proxy

The Board of Directors solicits proxies so that each shareholder has the opportunity to vote on the proposals to be considered at the Meeting. A form of proxy for voting your shares at the Meeting is enclosed. When you properly execute and return your proxy, the shares it represents will be voted at the Meeting as specified on your proxy. If no specification is made, the shares represented by your duly executed proxy will be voted (1) for the election as Directors of each of the nominees listed thereon; and (2) for the ratification of the appointment of Grant Thornton LLP as the Company’s independent registered public accounting firm. The proxy will be voted at the discretion of the proxy holders, in accordance with the recommendations of the Board, on any other matter that may properly come before the Meeting, including, in accordance with the rules of the Securities and Exchange Commission (“SEC”), any matter which the Company did not have notice of by July 13, 2010.

Revocability of Proxies

You may revoke your proxy at any time before it is exercised by (i) submitting a proxy bearing a later date using the voting method used when the revoked proxy was cast; (ii) filing a written notice of revocation with the President of the Company; or (iii) by attending and voting in person at the Meeting.

VOTING SECURITIES AND VOTING

Record Date

The Board of Directors has fixed the close of business on August 9, 2010 as the record date (the “Record Date”) for the purpose of determining the shareholders entitled to notice of, and to vote at, the Meeting and any adjournments or postponements thereof. There were 5,124,569 shares of the Company’s common stock (“Common Stock”) issued and outstanding on the Record Date. Only shareholders of record at the close of business on the Record Date are entitled to vote on matters presented at the Meeting.

Voting

You are entitled to one vote for each share of Common Stock you owned of record on the Record Date on any matter submitted to a vote at the Meeting. However, in connection with the election of Directors, shares may be voted cumulatively if written notice that cumulative voting for the election of Directors is desired is given by any shareholder to the President, a Vice President or the Secretary of the Company not less than forty-eight (48) hours before the time fixed for holding the Meeting. The Chairman will announce the giving of any such notice upon the convening of the Meeting, and all shareholders may then cumulate their votes for Director nominees. Cumulative voting means that you have the right to vote the number of shares you owned as of the Record Date, multiplied by the number of Directors to be elected. You may cast this total number of votes for one nominee or distribute the votes among some or all of the nominees in any manner you desire. If cumulative voting is declared at the Meeting, votes represented by proxies may be cumulated in the discretion of the proxy holders, in accordance with the recommendations of the Board, and discretionary authority to do so is included in the proxy.

Quorum Requirement

The presence, in person or by proxy, of the holders of at least a majority of the total number of outstanding shares of Common Stock is necessary to constitute a quorum at the Meeting. Withheld votes, abstentions and broker “non-votes” are counted as present and entitled to vote for purposes of constituting a quorum. A broker “non-vote” occurs when a nominee, such as a brokerage firm, bank, broker-dealer or similar organization, holding shares on behalf of the beneficial owner does not vote on a particular proposal because the nominee does not have discretionary voting power for that particular item and has not received voting instructions from the beneficial owner.

Vote Required

At the Meeting, Directors will be elected by a plurality of the votes cast. Therefore, the five nominees receiving the greatest number of votes will be elected as Directors. Each other matter presented at the Meeting will be decided by a majority of the votes cast on that matter. Abstentions will not be considered as a vote for or against any matter as to which the abstention is effective. If you hold your shares through a nominee and you do not give instructions to your nominee as to how to vote, your nominee will nevertheless generally be entitled to vote your shares of Common Stock on routine matters, such as the ratification of the independent registered public accounting firm. However, your nominee will not be able to vote your shares on any non-routine matters, such as the election of Directors. Accordingly, if you hold your shares through a nominee, for your vote to be counted, it is very important that you promptly vote in accordance with the instructions provided by your brokerage firm, bank, broker-dealer or other nominee organization.

CORPORATE GOVERNANCE MATTERS

Our business is managed under the direction of our Board of Directors. Members of the Board are kept informed of our business through, among other things, discussions with the Chief Executive Officer and other officers, receipt of written quarterly reports from the Vice Presidents of the Company, visits to our significant facilities, and review of materials provided to them in connection with, and attending and participating in, meetings of the Board and its committees.

Corporate Governance Guidelines

Our Board is committed to sound and effective corporate governance practices. The Board has adopted comprehensive Corporate Governance Guidelines which are available on our website at www.frischs.com and are available in print upon written request to the Company’s Secretary, Donald A. Bodner. The Guidelines address a number of corporate governance issues, including director independence, qualifications for Board membership, Board and Board Committee annual self-assessments, and the Board’s available resources and access to management. In addition, the Board has formal charters setting forth the powers and responsibilities of each of its standing committees.

Board Structure and Meetings

Article II, Section 1 of the Company’s Code of Regulations provides that the business of the Company shall be managed and conducted by a Board of Directors consisting of not less than five nor more than nine members. The shareholders previously set the number of Directors at nine. Pursuant to the Code, shareholders entitled to elect Directors have the right to fill any vacancy in the Board (whether or not the vacancy has been filled by the remaining Directors) at any meeting of the shareholders attended by a quorum of shareholders.

The Board’s policy, which is set forth in the Corporate Governance Guidelines, is that the positions of Chairman of the Board and Chief Executive Officer should be held by separate persons. The Board believes this structure is in the best interests of shareholders because it facilitates the Board’s oversight of management and the independent directors’ involvement in setting the priorities for the work of the Board, and it is consistent with good corporate governance principles.

The Board of Directors of the Company held six meetings during the fiscal year ended June 1, 2010. All Directors attended at least 75% of the aggregate number of meetings of the Board held and all committees of the Board on which the director served during the year (during the period he or she was a Board or committee member during the year).

Director Independence

The Company’s Code of Regulations requires that a majority of the Directors on the Board be independent. The Company’s Code of Regulations is available on the Company’s website at www.frischs.com and is available in print upon written request to the Company’s Secretary, Donald A. Bodner.

In accordance with the Company’s Corporate Governance Guidelines and the rules and listing standards of the NYSE Amex, the Board of Directors reviews at least annually the independence of each non-employee Director and affirmatively determines whether each non-employee Director qualifies as independent under the independence standards of the NYSE Amex, the Company’s Code of Regulations, and any applicable federal securities laws and regulations. The Board recognizes that members of the Audit Committee and Compensation Committee may be subject to more stringent standards of independence. Based upon an analysis of information provided by the non-employee Directors, the Board evaluates whether any such Director has any material relationship, directly or indirectly, that may cause a conflict of interest in the performance of the Director’s duties. Based upon its review, the Board has affirmatively determined that the following six Directors are independent: Dale P. Brown, Daniel W. Geeding, Jerome P. Montopoli, Robert J. Dourney, Lorrence T. Kellar, and William J. Reik, Jr. Pursuant to the Company’s Corporate Governance Guidelines, each Director must keep the Nominating and Corporate Governance Committee fully and promptly informed as to any developments that might affect the Director’s independence.

Executive Sessions of Independent Directors

The Board believes that executive sessions consisting solely of independent directors are part of good corporate governance. Accordingly, as provided in the Corporate Governance Guidelines, the independent directors meet at least quarterly, or more frequently if the independent directors desire, in executive session without the presence of non-independent directors and management.

The Board’s Role in Risk Oversight

Management of the Company is primarily responsible for assessing and managing the various risks facing the Company, including the creation of appropriate risk management programs and policies. A key element in the Company’s risk management process is its Disclosure Controls and Risk Management Committee. This Committee, which meets quarterly, consists of key management personnel from all operational and functional areas of the Company. This Committee’s Charter is available for viewing in the Investor Relations section of the Company’s corporate website www.frischs.com.

The Board, directly and through its committees, is responsible for risk oversight. The Board has delegated many of its risk oversight functions to the Audit Committee. A member of the Audit Committee attends each quarterly meeting of the Company’s Disclosure Controls and Risk Management Committee and all areas of material risk are discussed at each quarterly meeting of the full Audit Committee. The Audit Committee provides periodic reports on these matters to the full Board of Directors. In addition, the Compensation Committee considers the risks associated with the Company’s compensation policies and practices and provides periodic reports on these matters to the full Board of Directors.

Code of Conduct and Code of Ethics

The Company has a Code of Conduct applicable to all directors, officers and employees that describes requirements related to ethical conduct, conflicts of interest and compliance with laws. In addition, the Chief Executive Officer and senior financial officers are also subject to the Code of Ethics for Chief Executive Officer and Financial Professionals. Both the Code of Conduct and Code of Ethics are available on the Company’s website at www.frischs.com and are available in print upon written request to the Company’s Secretary, Donald A. Bodner.

Annual Shareholder Meeting Attendance by Directors

Board members are expected to attend the Company’s annual shareholder meetings and the annual meetings of the Board, which are scheduled immediately after the annual meeting of shareholders each year. All Board members attended last year’s annual shareholders meeting.

Communications with the Board

The Board of Directors has a process for shareholders to send communications to the Board. Shareholders desiring to send a communication to the Board should address their written communication to: The Board of Directors, c/o Donald A. Bodner, Secretary, Frisch’s Restaurants, Inc., 2800 Gilbert Avenue, Cincinnati, Ohio 45206. Mr. Bodner

will distribute copies of any such communications to all Board members. A confidential Corporate Governance Hotline is available to report concerns or complaints regarding the Company’s accounting, internal accounting controls, or other financial or auditing matters. These concerns or complaints will be referred to the Audit Committee of the Company’s Board of Directors. The toll-free number for reporting complaints or concerns is 1-800-506-6424. The Hotline is managed by a third party and is available 24 hours a day, 7 days a week. Calls may be made anonymously.

Board Committees, Charters and Meetings

The Board has the following five standing committees: Audit Committee, Compensation Committee, Nominating and Corporate Governance Committee, Strategic Planning Committee and Finance Committee. Each of the Board’s committees operates under its own written charter. All committee charters are available on the Company’s website at www.frischs.com and are available in print upon written request to the Company’s Secretary, Donald A. Bodner.

The following table provides membership and meeting information for each of the Board Committees during the fiscal year ended June 1, 2010:

Name	Audit	Compensation	Nominating and Corporate Governance	Strategic Planning	Finance
Dale P. Brown			Chair	X
Robert J. Dourney		X		Co-Chair
Daniel W. Geeding	X	Chair
Lorrence T. Kellar	X		X		Chair
Craig F. Maier				Co-Chair
Karen F. Maier				X
Jerome P. Montopoli	Chair	X
William J. Reik, Jr.			X	X	X
Donald H. Walker
Meetings During Fiscal Year	4	5	4	4	3

Audit Committee

The Board of Directors has determined that all three members of the Audit Committee meet the independence standards of the NYSE Amex’s listing standards, the Company’s Code of Regulations and Rule 10A-3(b)(1) under the Securities Exchange Act of 1934 (“Exchange Act”). The Board has also determined that all three of the Audit Committee members are “audit committee financial experts” as defined in current SEC rules. The financial background of each of these Audit Committee Members is contained in the section below entitled “PROPOSAL 1 – ELECTION OF DIRECTORS.”

The primary function of the Audit Committee is to assist the Board of Directors in its oversight of (i) the integrity of the Company’s financial statements, (ii) the independent registered public accounting firm’s qualifications and independence, (iii) the performance of the Company’s internal audit function and of the independent registered public accounting firm, (iv) the material financial risks facing the Company and the management of those risks, and (v) the Company’s compliance with legal and regulatory requirements. In performing these functions, the Audit Committee discusses with internal auditors and the outside independent registered public accounting firm their overall scope and plans for their respective audits. The Audit Committee also meets periodically with the independent registered public accounting firm, management, and internal auditors to review their work and confirm that they are properly discharging their respective responsibilities. In addition, the Audit Committee selects and oversees the work of the independent registered public accounting firm. In accordance with the Audit Committee Charter and based upon the circumstances, including his extensive financial experience and preparedness for and participation in the Committee meetings, the Board of Directors affirmatively determined that the simultaneous service by Mr. Kellar on the Audit Committees of more than two other public companies does not impair his ability to serve effectively on the Company’s Audit Committee.

Compensation Committee

The Compensation Committee is responsible for overseeing the establishment and administration of the Company’s compensation and benefit programs for its executives and Directors in accordance with the Company’s compensation philosophy, objectives, and policies. The Board has determined that each member of the Compensation Committee is independent as defined under the NYSE Amex’s listing standards and the Company’s

Code of Regulations, is an “outside” director pursuant to Section 162(m) of the Internal Revenue Code of 1986, as amended, and is a “non-employee” director pursuant to Section 16 of the Exchange Act. The Company’s processes and procedures for the consideration and determination of compensation programs for executives and Directors is described in detail below in the section entitled “Compensation Discussion and Analysis.”

Compensation Committee Interlocks and Insider Participation

During the last fiscal year, the members of the Compensation Committee were Messrs. Geeding, Dourney, and Montopoli. None of the Compensation Committee members ever served as an officer or employee of the Company or any of its subsidiaries. No executive officer of the Company served on the board of directors or compensation committee of any entity that employs or compensates any member of the Company’s Board of Directors or its Compensation Committee.

Nominating and Corporate Governance Committee

The Board has determined that all three members of the Nominating and Corporate Governance Committee are independent as defined under the NYSE Amex’s listing standards and the Company’s Code of Regulations. The Nominating and Corporate Governance Committee develops and implements appropriate corporate governance guidelines and continuing education programs for all Directors, including orientation and training programs for new Directors. The Nominating and Corporate Governance Committee also searches for and recommends qualified, experienced candidates to the Board to be nominated for election as Directors at annual shareholder meetings and to fill any vacancies on the Board. The Committee also develops and implements annual self-assessments for the full Board and each Board Committee.

Strategic Planning Committee

The Strategic Planning Committee’s function is to collaborate with management in making recommendations to the Board of Directors with respect to the Company’s corporate mission and strategic plans. The Committee provides guidance to management in the development of strategic plans.

Finance Committee

The Board has determined that both members of the Finance Committee are independent as defined under the NYSE Amex’s listing standards and the Company’s Code of Regulations. The Finance Committee’s function is to review and advise management with respect to all strategies, plans, policies and actions related to corporate finance, including capital expenditure, dividend, and cash flow policies.

PROPOSALS FOR VOTE AT THE MEETING

PROPOSAL 1 – ELECTION OF DIRECTORS

The Company’s Nominating and Corporate Governance Committee nominates Director candidates for approval by the full Board. The Nominating and Corporate Governance Committee will consider Director nominees recommended by shareholders. Shareholders may propose Director nominees by submitting the name, phone number and business experience and qualifications of such nominee to the Committee, by no later than May 1 of any year for the next annual shareholders meeting, at: Chair, Nominating and Corporate Governance Committee, Frisch’s Restaurants, Inc., 2800 Gilbert Avenue, Cincinnati, Ohio 45206. No shareholder nominations were received by the Company for this Annual Meeting. The Nominating and Corporate Governance Committee did not retain any director search firm with respect to this year’s election; however, the Committee is empowered to retain search firms or other advisors should it ever deem it necessary or desirable.

The Company’s Corporate Governance Guidelines establish the desired qualifications for Directors. The Company seeks to have a Board of Directors comprised of individuals representing diverse experiences, backgrounds, skills, expertise, and other attributes who will be most effective, in conjunction with the other nominees and Directors on the Board, in collectively serving the best interests of the Company and its shareholders. Directors should also possess the highest personal and professional ethics and integrity, be devoted to representing the interests of the Company and its shareholders, and be willing to devote sufficient time to carry out the Director’s duties and responsibilities effectively. The Committee evaluates all candidates based upon the same criteria regardless of whether they were nominated by the Committee, shareholders, a member of management or the Board, or any other person.

The Nominating and Corporate Governance Committee considers all of the required Director qualifications contained in the Corporate Governance Guidelines when evaluating and recommending to the Board the slate of Director nominees for election at each annual shareholders meeting and when recommending any person to fill a vacancy on the Board. Annually, prior to each annual shareholders’ meeting, the Committee reviews with the full Board (i) the content and effectiveness of the Corporate Governance Guidelines, including the diversity of experiences, backgrounds, expertise and other required Director qualifications, and (ii) the specific experience, qualifications, skills, and other attributes that qualifies each incumbent Director and Director nominee to be a Director in light of the requirements in the Corporate Governance Guidelines and the business, structure and needs of the Company.

At the Meeting, five Directors are to be elected for a two-year term to serve until the 2012 annual meeting of shareholders and until their successors have been elected and qualified. Based upon the recommendation of the Nominating and Corporate Governance Committee, your Board of Directors has unanimously nominated Robert J. (RJ) Dourney, Lorrence T. Kellar, Karen F. Maier, William J. Reik, Jr. and Donald H. Walker for election as Directors at the Meeting. As noted above, the Board affirmatively determined that Messrs. Dourney, Kellar and Reik are independent. The principal occupations, business experience, qualifications, attributes, expertise, and other skills of each of the nominees which serves as the basis for the Board’s conclusion that the nominees are appropriate to serve as Directors of the Company given its business and structure are set forth below.

The Board of Directors recommends a vote of “FOR ALL NOMINEES” to elect all nominees as Directors.

NOMINEES FOR ELECTION OF DIRECTORS TO SERVE UNTIL THE 2012 MEETING

Robert J. (RJ) Dourney, Director since 2005

Mr. Dourney, age 52, is Co-Chair of the Board’s Strategic Planning Committee and a member of the Compensation Committee. Mr. Dourney is the Chief Executive Officer and President of Hearthstone Associates LLC, an operator and franchisee of fast-casual restaurants and retail meal preparation businesses throughout New England (since June 2005). He was previously Vice President-Operations of AuBon Pain, a company that owns or franchises over 250 cafés throughout the world (June 2001 to June 2005). Prior to that, he was Vice President-Operations of Applebee’s International (May 2000 to June 2001). Mr. Dourney has over 30 years of experience in the restaurant industry, serving in both operations and strategic capacities.

Lorrence T. Kellar, Director since 1998

Mr. Kellar, age 73, is the Chair of the Board’s Finance Committee and a member of the Audit and Nominating and Corporate Governance Committees. Mr. Kellar was Vice President of Continental Properties Company, Inc., a retail and residential developer, from November 2002 until his retirement in November 2009. Prior to that, he was Vice President—Real Estate of Kmart Corporation from 1996 to 2002. He held various positions in finance, capital management, audit, accounting, and real estate at The Kroger Co. from 1965 until April 1996, including Group Vice President—Finance and Real Estate. He also held positions in finance, accounting and tax at 3-M Co. from 1962 to 1965. He is currently the Chairman of the Board and a member of the Audit and Compensation Committees of Multi-Color Corporation (label printer—NASDAQ); Director and a member of the Audit and Compensation Committees of Spar Group, Inc. (retail merchandiser—NASDAQ); and a Trustee and member of the Audit and Compensation Committees of Acadia Realty Trust (NYSE). His other Board memberships include Chairman and Trustee of The Cincinnati Ballet; Trustee of the Greater Cincinnati Educational Television Foundation; Trustee of the Cincinnati Symphony Orchestra; and Trustee of the Building Healthy Lives for Women Foundation. Mr. Kellar holds an MBA and, based upon his extensive accounting, audit and finance experience, the Board has determined that Mr. Kellar qualifies as an “audit committee financial expert” under the SEC rules.

Karen F. Maier, Director since 2005

Ms. Maier, age 58, is a member of the Board’s Strategic Planning Committee. She has been the Vice President, Marketing of the Company since July 1983. She is also a Director of the Free Store Food Bank (since 2001) and the Board Readiness Committee Chair of the Women’s Foodservice Forum (since 2007). Ms. Maier is the sister of Craig F. Maier.

William J. Reik, Jr., Director since 1998

Mr. Reik, age 72, is a member of the Board’s Nominating and Corporate Governance, Strategic Planning, and Finance Committees. He is the Managing Member of Reik & Co., LLC, an investment counseling firm, since November 2006. Prior to that, he was the Managing Director of William D. Witter, Inc., an investment counseling firm, from February 1991 until November 2006. He was previously Managing Director of Mitchell Hutchins Asset Management, Inc. until February 1991. Mr. Reik has extensive experience in the investment management industry.

Donald H. Walker, Director since November 2009

Mr. Walker, age 64, has been the Vice President and Chief Financial Officer of the Company since 1996, the Treasurer of the Company since 1982, and served in various other finance and accounting positions at the Company since 1977. Prior to 1977, Mr. Walker worked as a Certified Public Accountant with the accounting firm Grant Thornton. He holds a BBA degree in accounting and an MBA in quantitative analysis. He is a Member of Financial Executives International.

Votes represented by proxies will be cast by the proxy holders in such a way as to effect the election of all nominees, or, if cumulative voting is invoked, as many thereof as possible under the rules of cumulative voting in accordance with the recommendation of the Board. All nominees have consented to serve as directors if elected. However, in the event that any nominee shall become unable to serve prior to the Meeting, it is intended that the proxies will be voted for the balance of those nominees named and for such substitute nominee, if any, as shall be designated by the Board.

INCUMBENT DIRECTORS SERVING UNTIL THE 2011 SHAREHOLDER MEETING

The principal occupations, business experience, qualifications, attributes, expertise, and other skills of each of the incumbent Directors are set forth below. The terms of these incumbent Directors expire at the 2011 Annual Shareholders Meeting.

Dale P. Brown, Director since 1999

Ms. Brown, age 63, is the Chair of the Board’s Nominating and Corporate Governance Committee and a member of the Strategic Planning Committee. She is now a self-employed Author and Marketing Consultant. She was President and Chief Executive Officer of Sive/Young & Rubicam, a prominent Cincinnati advertising firm, for eight years from July 1990 to December 1998 and is the Recipient of Two Silver Medals from the American Advertising Federation. She is also currently a Trustee Emeriti of the University of Richmond; a Director (since 1994) and Member of the Audit and Nominating and Corporate Governance Committees of Ohio National Financial Services; a Member of the Ohio Humanities Council; and the President and a Director of The Mercantile Library of Cincinnati. Ms. Brown has substantial experience and expertise in marketing, advertising and public relations.

Daniel W. Geeding, Director since 1992

Mr. Geeding, age 68, is currently the Chairman of the Board of the Company, Chair of the Board’s Compensation Committee, and a member of the Audit Committee. He is the Vice President, Chief Financial Officer and Treasurer of The Health Foundation of Greater Cincinnati (since 2001) and manages the financial, investment, IT and human resources operations of the Foundation and its subsidiaries. He held various positions at Xavier University from 1969 to 2002, including Director of the Center for International Business (1997 to 2002), Dean, Acting Dean and Associate Dean of the College of Business Administration (1985 to 1997), Director of the Executive MBA Program (1982-1991), and Assistant, Associate and Professor of Management (1969 to 2002). He is currently a Director and Chair of the Audit Committee of the Corporation For Findlay Market (since 2007); a Member of the Audit and Corporate Compliance Committee of Mercy Health Partners (since 2007); a Director of Cincinnati Eye Institute Foundation (since 2007); a Member of the Audit Committee of the Greater Cincinnati Foundation (since 2009). Mr. Geeding is a Certified Public Accountant (since 1969) and holds a B.S. degree in accounting, an MBA, and a Ph.D. in management. He is a member of The American Institute of Certified Public Accountants, the Foundation Financial Officers Group, and Financial Executives International. Based upon his significant financial and accounting training, experience and expertise, the Board has determined that Mr. Geeding qualifies as an “audit committee financial expert” under the SEC rules.

Craig F. Maier, Director since 1984

Mr. Maier, age 60, has been the President and Chief Executive Officer of the Company since 1989. He serves as Co-Chair of the Board’s Strategic Planning Committee. Mr. Maier holds an MBA and has since July 2008 served as a Director and a Member of the Audit, Compensation, and Finance Committees of Cincinnati Bell, Inc. (NYSE). He is also a Director of the Cincinnati Art Museum, Playhouse in the Park, Cincinnati Arts Association, The Cincinnati Zoo and Botanical Garden, and the Dan Beard Council of the Boy Scouts of America.

Jerome P. Montopoli, Director since 2005

Mr. Montopoli, age 67, is Chair of the Board’s Audit Committee and a member of the Compensation Committee. He retired as a Certified Public Accountant in September 2001, and has since been a Private Investor and Consultant. He is a Trustee Emeriti (since 2007) and Member of the Audit and Finance Committees of The University of Cincinnati Foundation (since 1996). He was a Trustee of the University of Cincinnati Foundation from 1996-2007. Mr. Montopoli was the Managing Partner, Partner Matters of Andersen Worldwide from October 1999 to August 2001. He was the Managing Partner, Michigan Offices of Arthur Andersen LLP from March 1992 to October 1999 and Managing Partner, Cincinnati Offices of Arthur Andersen LLP from March 1988 to March 1992. He was also Chair of the Audit Committee and a member of the Finance Committee of the Health Alliance of Greater Cincinnati from November 2004 to May 2010. Mr. Montopoli has 35 years of experience as a certified public accountant in public accounting; 25 of those years as a Partner at Arthur Andersen LLP. Based upon his extensive financial, accounting and audit training, experience and expertise, the Board has determined that Mr. Montopoli qualifies as an “audit committee financial expert” under the SEC rules.

PROPOSAL 2 – RATIFICATION OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The Audit Committee is responsible for selecting, evaluating and, if necessary, replacing the Company’s independent registered public accounting firm and the accounting firm reports directly to the Audit Committee. The Audit Committee has unanimously selected the firm of Grant Thornton LLP to make an examination of the accounts of the Company and serve as the Company’s independent registered public accounting firm for the fiscal year commencing June 2, 2010. Grant Thornton LLP has made the audits of the Company’s accounts since 1952.

Shareholder ratification of the selection of independent accountants is not required by law, however, the Board nevertheless decided to ascertain the views of the shareholders in this regard. If the selection of Grant Thornton LLP is not ratified at the Meeting, the Audit Committee will consider the results of the vote and determine whether to appoint a different independent registered public accounting firm. Even if the appointment is ratified, the Audit Committee may, in its discretion, direct the appointment of a different independent registered public accounting firm at any time during the year if it determines that such change would be in the best interests of the Company and its shareholders.

A representative of Grant Thornton LLP will be present at the annual meeting of shareholders. The representative will be afforded an opportunity to make a statement, if he or she so desires, and will be available to respond to appropriate questions from the shareholders.

The Board of Directors recommends a vote “FOR” ratification of the selection of Grant Thornton LLP as the Company’s independent registered public accounting firm.

Auditor Fees and Services

A.	Audit Fees

The aggregate fees billed for professional services rendered by Grant Thornton LLP for the fiscal years ended June 2, 2009 and June 1, 2010, for the audit of the Company’s annual financial statements and internal controls, the reviews of the financial statements included in the Company’s Forms 10-Q, and services that are normally provided by accountants in connection with statutory and regulatory filings or engagements, were $347,000 and $348,800, respectively.

B.	Audit-Related Fees

The aggregate fees billed by Grant Thornton LLP for the fiscal years ended June 2, 2009 and June 1, 2010 for assurance and related services reasonably related to the performance of the audit or review of the financial statements (and not reported under “Audit Fees” above) were $44,440 and $37,300, respectively. Audit-related services principally included audits of the Company’s pension plans, 401(k) plans, medical plans, and other welfare benefit plans.

C.	Tax Fees

The aggregate fees billed by Grant Thornton LLP for the fiscal years ended June 2, 2009 and June 1, 2010 for miscellaneous tax compliance, tax advice and tax planning were $13,404 and $19,805, respectively. These fees were principally for advice on various tax matters.

D.	All Other Fees

There were no fees billed for professional services rendered by Grant Thornton LLP for the fiscal years ended June 2, 2009 and June 1, 2010, for services other than those set forth above.

The Audit Committee considered the services of Grant Thornton LLP referenced in subparagraphs B through D above and determined those services were compatible with maintaining Grant Thornton LLP’s independence.

The Company has adopted a policy requiring pre-approval by the Audit Committee of audit and permissible non-audit services by Grant Thornton LLP. The Audit Committee did pre-approve all services by Grant Thornton LLP referenced above.

AUDIT COMMITTEE REPORT

The Audit Committee reviewed and discussed the audited financial statements of the Company for the fiscal year ended June 1, 2010, with management of the Company and Grant Thornton LLP, the Company’s independent registered public accounting firm, which included discussions about the selection of appropriate accounting principles, the reasonableness of significant judgments and the clarity of disclosure in the financial statements. The Audit Committee discussed with Grant Thornton LLP the matters required to be discussed by Statement on Auditing Standards No. 61 (AICPA Codification of Statements on Auditing Standards, AU 380) as adopted by the Public Company Accounting Oversight Board in Rule 3200T, as currently in effect. The Audit Committee also received the written disclosures and the letter from Grant Thornton LLP required by applicable standards of the Public Company Accounting Oversight Board regarding the independent registered public accounting firm’s communications with the Audit Committee concerning independence, and has discussed with Grant Thornton LLP its independence. Based on the foregoing reviews and discussions, the Audit Committee recommended to the Board of Directors that the audited financial statements for the fiscal year ended June 1, 2010, be included in the Company’s annual report on Form 10-K for filing with the Securities and Exchange Commission. The Audit Committee also recommended to the Board, subject to shareholder ratification, the appointment of Grant Thornton LLP as the Company’s independent registered public accounting firm for the fiscal year commencing June 2, 2010.

AUDIT COMMITTEE:

Jerome P. Montopoli, Chair

Daniel W. Geeding

Lorrence T. Kellar

COMPENSATION COMMITTEE REPORT

The Compensation Committee reviewed and discussed with management the Compensation Discussion and Analysis below. Based on the review and discussions, the Compensation Committee recommended to the Board of Directors that the Compensation Discussion and Analysis be included in this Proxy Statement.

COMPENSATION COMMITTEE:

Daniel W. Geeding, Chair

Jerome P. Montopoli

Robert J. Dourney

COMPENSATION DISCUSSION AND ANALYSIS

Our compensation programs are intended to enhance the interests of our shareholders by attracting high quality executive talent, encouraging our executives to remain with the Company, rewarding our executive officers for financial and individual performance, and aligning the interests of our executives with those of our shareholders. The Company strives to ensure that the overall compensation paid to the named executive officers is appropriate, competitive with the comparable labor markets, and in line with our overall compensation objective to attract, motivate and retain the executive talent required to achieve our corporate objectives and increase shareholder value.

Throughout this proxy statement, the individuals included in the “Summary Compensation Table” below, including the Company’s Chief Executive Officer and Chief Financial Officer, are referred to as the “Named Executive Officers.”

Compensation Objectives and Strategy

Our compensation programs have been designed with the following objectives in mind:

•

Attract and Retain High Quality Executive Talent. Our compensation programs are intended to attract and retain high quality executive talent in our industry. In order to retain and attract executive talent with proven skills and experience, we believe our compensation programs must be competitive and compare favorably with those offered by companies with which we compete for a limited pool of executive talent.

•

Pay for Performance. Our compensation programs are intended to motivate our Named Executive Officers to achieve a superior level of performance. The amount of compensation for each Named Executive Officer is intended to reflect the executive’s experience, his or her individual performance, and the performance of the Company. Portions of our compensation program are expressly tied to the performance of the Company and/or the Named Executive Officer, including our incentive compensation and variable compensation plans and our equity award program. We seek to balance incentives for both short-term and long-term performance.

•

Shareholder Alignment. We seek to align the interests of our Named Executive Officers with our stockholders by using cash and equity based incentives that link executive compensation to the Company’s short- and long- term performance.

The compensation program for executives, restaurant management and other professional staff provides for base pay at market median and total cash compensation between market median and the 75th percentile. Pay data is benchmarked against the restaurant industry, using regional/national data for restaurant chains with comparable revenue and total units. General industry data is used when position-specific pay data is not available in the restaurant industry. The source of the data is a comprehensive annual compensation survey provided by the Chain Restaurant Compensation Association (CRCA), with 90 restaurant organizations reporting compensation data.

Determining Compensation

The Compensation Committee monitors the administration of the Company’s compensation and benefit programs, including stock option and other incentive plans, for the Company’s executives, directors and other employees. The Committee focuses on the attraction and retention of key executives and makes the final determination of base salary, annual incentive compensation and stock-based compensation for the Chief Executive Officer and, taking into account the recommendations of the Chief Executive Officer, for each of the Company’s other Named Executive Officers. When making compensation decisions, the Committee considers the Company’s overall compensation philosophy, objectives, and policies, the performance results of the Company, relevant peer data, recommendations by management, and the advice and recommendations of Towers Watson & Co. (formerly Towers, Perrin, Forster & Crosby, Inc.), Management Performance International, Inc. (MPI), and other outside compensation consulting firms. MPI is engaged and supervised by the Committee.

Among other actions, the Committee has taken the following steps to ensure that it effectively carries out its responsibilities:

•	Retained MPI, an external consultant with expertise in executive compensation, to provide the Committee with relevant market data and analysis and compensation recommendations.

•	Uses a tally sheet containing all relevant compensation information to conduct an annual review of all compensation for each Named Executive Officer. Information reported on the tally sheet includes:

•	All cash compensation, including base salary and incentive compensation

•	Equity compensation, including stock options awarded

•	Annual contributions to retirement plans, as well as total balances

•	Perquisites including auto allowance, medical reimbursement plan, supplemental long-term disability, and reimbursement of relocation expenses

•	Any increases in pension benefits

•	Conducts an annual review of the Compensation Committee Charter to ensure that it effectively reflects the Committee’s responsibilities.

•	Conducts an annual self-evaluation of the effectiveness of the Committee and each Committee member and makes any changes that are appropriate based upon the self-evaluation.

•	Conducts an annual review of the Company’s Compensation Philosophy and Strategy Policy to ensure it remains appropriate given the Company’s strategic objectives.

During the fiscal year ended June 1, 2010, the Committee reviewed and oversaw various compensation and benefits issues, including but not limited to the following:

•	Reviewed and approved the merit increases, incentive compensation payments, and stock option awards to the Named Executive Officers and other key employees of the Company.

•	Reviewed and approved stock option grants for non-employee Directors.

•	Reviewed and approved the CEO evaluation form and conducted the annual CEO evaluation.

Management’s Role. Management, including the Chief Executive Officer, Chief Financial Officer, and Vice President of Human Resources, makes recommendations to the Committee for salary adjustments, incentive compensation, and equity-based awards for the executive officers based upon the performance of the officers and the Company during the prior fiscal year and any changes in the officers’ responsibilities during the year. Management may also recommend material changes to compensation or to the mix of components of compensation during a fiscal year in connection with new hires or promotions of Named Executive Officers. The members of the Committee, in addition to the recommendations of management, also consider their own experience with the Named Executive Officers, including interactions of such officers with the Board of Directors, business results and business unit results, and reports or presentations by such officers provided to the Board on an as-needed or as-requested basis. No executive officer has any role in approving his or her own compensation.

Elements of Executive Compensation

To be consistent with our objectives to attract and retain quality talent, pay for performance and align the interests of our executives with our stockholders, our executive compensation program consists of:

•	Base Salary

•	Incentive Compensation and Variable Compensation Plans

•	Equity Awards

•	Retirement Benefits, Health and Welfare Benefits and Perquisites

Generally, the types of compensation and benefits provided to the Named Executive Officers are similar to those provided to other executive officers of the Company.

Base Salary

Chief Executive Officer (CEO) The Company signed a three-year employment agreement with the CEO for the period beginning June 3, 2009 and ending on May 29, 2012. Pursuant to this agreement, the annual base salary for the CEO for the fiscal year beginning June 3, 2009 and ending June 1, 2010 was $300,000. The base salary for the fiscal year beginning June 2, 2010 is $306,900. The base salary is required to be adjusted at the beginning of the second and third years of the employment agreement to reflect 100% of the latest annual change in the Consumer Price Index for All Urban Consumers (“CPI-U”) published by the U.S. Department of Labor, Bureau of Labor Statistics.

Executives To determine the base salaries of the Company’s other executives, the Company established a series of salary ranges that correspond to levels of executive responsibility. The basis for the establishment of the ranges is data provided by an independent consultant. The Company updates the salary ranges annually, based on current market data. Individual salaries are set within the applicable salary range for the position and are evaluated annually. The CEO recommends merit increases, subject to the Compensation Committee’s approval, based on job performance as measured against one or more individual performance goals established annually for each executive and based upon the overall performance of the Company.

Incentive Compensation

Chief Executive Officer (CEO) Bonus and Incentive Plans

Under his current employment agreement, the CEO is eligible for incentive compensation for each fiscal year during the contract that the Company’s pre-tax earnings equal or exceed 4% of the Company’s total revenue for such year, as reported in the Company’s annual report to shareholders. “Pre-tax earnings” is defined as the amount reported in the annual report, but computed without reduction for: the CEO’s incentive compensation; the value of stock options granted by the Company that is deducted as an expense in calculating pre-tax earnings and performance based bonuses paid to participants in the Company’s Senior Executive Bonus Plan. The incentive compensation is equal to (a) 1.5% of the Company’s pre-tax earnings if in such year pre-tax earnings equal or exceed 4% (but are less than 5%) of the Company’s total revenue, and (b) an additional 1% of the Company’s pre-tax earnings if in such year the Company’s pre-tax earnings equal or exceed 5% of the Company’s total revenue. However, the incentive compensation will be reduced to the extent that the payment of the incentive compensation would reduce the Company’s pre-tax earnings to below 4% of the Company’s total revenue. Incentive compensation is paid 90% in cash and 10% in the Company’s Common Stock (rounded down to the nearest whole share). Any Common Stock issued must be held for one year after the date of issue.

Also pursuant to the employment agreement, the Company will make a contribution to the trust established for the benefit of the CEO under the Frisch’s Restaurants, Inc. Nondeferred Cash Balance Plan (see Benefits section below) for any fiscal year in which the Company’s pre-tax earnings equal or exceed 4% of its total revenue, based upon the following schedule:

Pre-Tax Earnings as a Percentage of Total Revenue	Contribution to the Plan as a Percentage of Salary
At least 4%, but less than 5%	18%
At least 5%, but less than 6%	37%
At least 6%	55%

In addition, on the day of the annual shareholders’ meeting in each contract year, the Company grants to the CEO options to purchase 3,000 shares of the Company’s Common Stock at Fair Market Value (the closing price of the common shares on the NYSE Amex on the date of the grant). These options vest in one year and expire ten years from the date they are granted.

Senior Executive Bonus Plan

The objectives of the Senior Executive Bonus Plan are to motivate team and individual behavior that contributes to the short- and long- range objectives of the Company. Under the Plan, the Chief Operating Officer, the Chief Financial Officer, and the other non-operations executives are eligible to earn annual incentive compensation of up to 40% of their annual base salary. Each executive’s incentive compensation is determined by a formula that takes into account (1) the extent to which individual performance goals established prior to the beginning of the fiscal year are met, and (2) the Company’s pre-tax consolidated earnings for the fiscal year, as a percentage of total sales. No incentive compensation is paid unless pre-tax consolidated earnings of the Company are at least 4% of total revenue. In order to receive the maximum incentive compensation, an executive must fully meet the individual performance goals and pre-tax consolidated earnings of the Company must equal or exceed 7% of total revenue (see chart below).

Pre-Tax Earnings as a Percentage of Total Revenue	Corporate Performance Multiplier
4-4.9%	10%
5-5.9%	20%
6-6.9%	30%
7% or over	40%

Specific individual goals are determined jointly by the CEO and the executive based upon the overall Company goals for the fiscal year. Goals are reviewed by the executive and the CEO on a quarterly basis. Attainment of goals is measured based upon those results over which the executive either has direct control or has the ability to manage circumstances which would have resulted in the accomplishment of the goal.

Of the total incentive compensation earned, 10% is paid in shares of the Company’s Common Stock (rounded down to the nearest whole share) and the remainder is paid in cash. For the fiscal year ended June 1, 2010, 985 shares of Common Stock were issued to employees pursuant to the plan. All Common Stock issued must be held for one year from the date of issue. If all eligible employees under the Senior Executive Bonus Plan had earned their maximum incentive compensation during the fiscal year ended June 1, 2010, a total of 2,329 shares of Common Stock would have been issued.

Equity Awards

Executives – 2003 Stock Option and Incentive Plan

This plan was recommended by the Compensation Committee, adopted by the Board of Directors and approved by the shareholders in October 2003. Pursuant to the plan, options for shares of the Common Stock of the Company may be granted to officers and key management personnel as determined by the Compensation Committee for achievement of meeting certain pre-tax earnings goals or expectations. Under the plan, options with terms not in excess of ten years from the date of grant, may continue to be granted until terminated by the Board of Directors, or until the tenth anniversary of the effective date of the plan, whichever is earlier. All options granted vest in three equal annual installments. At the discretion of the Compensation Committee, the options may vest immediately upon retirement from the Company. Options under this plan, subject to the approval of the Committee, are generally granted for each fiscal year, if merited, at the first Compensation Committee meeting held after the fiscal year ends, when the operating results for the fiscal year are known. At the discretion of the Compensation Committee, stock options may be granted to newly hired executives as incentive compensation.

Benefits

The benefits programs, including health and welfare benefits and retirement benefits, are designed to attract and retain the best employees. All employees who meet the waiting period, including eligible Named Executive Officers, have the opportunity to purchase Frisch’s Common Stock at a discount through payroll deductions through the Stock Purchase Option Plan, which is a qualified, non-discriminatory Section 423 discount stock purchase plan. The Company reviews its benefits annually to ensure that they are competitive with those offered by other restaurant chains. The source of the comparison data is a comprehensive annual benefit survey provided by the Chain Restaurant Compensation Association (CRCA), with 67 restaurant organizations reporting benefits data. Data reported in the CRCA report is used to benchmark benefits against other restaurant chains.

Defined Benefit Pension Plan (Qualified Plan), Supplemental Executive Retirement Plan (Non-Qualified Plan) and Nondeferred Cash Balance Plan (Non-Qualified Plan)

The Company maintains a qualified pension plan which provides benefits at retirement of employees covered by the plan. The highly compensated employees (HCE’s), as defined by U.S. Treasury Regulations, were covered by the qualified pension plan and accrued benefits through December 31, 1999. Commencing January 1, 2000, any employee designated as an HCE for a given year under the IRS definition receives a comparable pension benefit for that year through the Nondeferred Cash Balance Plan (NCBP) instead of accruing additional benefits under the qualified pension plan. The comparable NCBP benefit amount is determined annually and converted to a lump sum. Taxes are withheld from the lump sum, and the net amount is deposited into the HCE’s individual trust and reported as W-2 compensation. All employees hired prior to July 1, 2009 and not designated as an HCE earn a benefit in the qualified plan. Both the qualified pension plan and the NCBP plan were closed to all employees hired after June 30, 2009. All participating employees hired July 1, 2009 or after are eligible for an enhanced match to their contributions to the qualified Frisch’s Employee 401(k) Savings Plan or, if an HCE, to the Frisch’s Executive Savings Plan.

Under the Internal Revenue Code, there is an annual limitation on the amount of compensation of each employee that may be taken into account under the qualified pension plan, which through 1999 was set at $160,000. The annual limitation for some of the years prior to 1994 was substantially higher. For 1999 and earlier, HCE’s had benefits accrue under an unfunded, non-qualified Supplemental Executive Retirement Plan (SERP) which provides a supplemental retirement benefit to qualified HCE’s equal to the reduction in their benefits under the qualified pension plan that results when compensation exceeds the Internal Revenue Code limitation, or when elective salary deferrals are made to the non-qualified Frisch’s Executive Savings Plan (see below).

Under the qualified pension plan, an individual’s monthly benefit equals 51% of his or her average monthly compensation minus 50% of monthly Social Security benefits. The benefit of an individual who has less than 28 years of service with the Company is reduced by 1/28 for each year less than 28. The benefit can be taken as early as age 55, but the benefit amount will be reduced if taken before age 65. Average monthly compensation is based upon the participant’s five highest consecutive compensation periods. Compensation that is taken into consideration for periods after 1991 includes all compensation reported on the participant’s W-2 and all elective contributions to a Section 125 or 401(k) plan, except that after July 15, 2002, the following items are specifically excluded: reimbursements, automobile expense allowance, use of a Company-owned automobile or any other Company-owned property, moving expense allowance and all other allowances, contributions to or benefits under the Company’s Nondeferred Cash Balance Plan, amounts realized from the grant and/or exercise of stock options, other fringe benefits (cash and non-cash), and deferred compensation.

Amounts set aside under the qualified pension plan are computed on an actuarial basis using an aggregate funding method. Cash contributions totaling $1,100,000 were made by the Company to the qualified pension plan referenced above for the fiscal year ended June 1, 2010 (additional cash contributions of $525,000 were made by the Company to the other qualified pension plan of the Company in which the Named Executive Officers do not participate).

Defined Contribution Plan – Frisch’s Executive Savings Plan (FESP)

The Frisch’s Executive Savings Plan (FESP), established in November 1993, provides a means for certain management employees who are disqualified from participating in the Frisch’s Employee 401(k) Savings Plan, to participate in a similarly designed non-qualified plan. Under the FESP, an eligible employee may choose to invest in mutual funds or Common Stock of the Company. For employees who choose to invest in the Company’s Common Stock, the Company makes a 15% matching contribution of Common Stock. The Company makes a 10% matching contribution for employees who invest in mutual funds. Employees may invest up to 25% of their pre-tax income in the FESP; however, the Company adds a match only to the first 10% of salary deferred. All eligible FESP participants hired July 1, 2009 or after, receive an enhanced match of 100% of the first 3% of their contributions to either mutual funds or Common Stock. Upon an employee’s retirement, the Company has the option to issue to the employee the shares of Common Stock allocated to that employee or to pay to the employee the fair market value of the Common Stock allocated to him or her in cash. A total of 58,492 shares of the Common Stock were reserved for issuance under the FESP when it was established in 1993. Since its inception, participants have cumulatively redeemed 19,243 shares through June 1, 2010. The current reserve balance of 39,249 shares contains 9,539 shares (including 2,936 shares allocated during the fiscal year ended June 1, 2010) that have been allocated but not issued to active plan participants. A summary of the FESP Plan benefits for the Named Executive Officers during the last fiscal year is as follows:

Fiscal 2010 Nonqualified Deferred Compensation – Frisch’s Executive Savings Plan (FESP)

Name	Executive Contributions in Last Fiscal Year ($)	Company Contributions in Last Fiscal Year ($)	Aggregate Earnings in Last Fiscal Year ($)	Aggregate Withdrawals/ Distributions ($)	Aggregate Balance at Last Fiscal Year End ($)
Craig F. Maier	0	0	0	0	0
Donald H. Walker	49,597	2,154	4,869	0	353,623
Rinzy J. Nocero	47,261	3,938	3,334	0	138,631
Michael E. Conner	29,930	1,873	4,753	0	205,912
Michael R. Everett	36,349	1,881	1,452	0	117,318

Health and Welfare Benefits

The Company offers medical, dental, life and disability insurance to its employees. The benefits are designed to attract, retain, and provide security to employees for their health and welfare needs. All full-time employees are eligible for medical and disability coverage after meeting applicable waiting periods. Full-time employees are eligible for the same major medical plans that are offered to the executives. In addition, executive officers are provided a medical reimbursement plan that reimburses out-of-pocket medical, dental, and vision expenses. This taxable benefit is grossed up and reported as income on the employee’s W-2 form. A maximum of 10% of the employee’s annual base and incentive compensation, including tax gross up, will be reimbursed each year.

The Company provides a long-term disability plan (LTD) to eligible employees. The plan provides replacement income of 60% of base and incentive pay, up to $5,000 per month. The Company provides a supplemental long-term disability plan to employees whose income exceeds that covered by the standard long-term disability plan. In addition, the CEO’s employment contract provides that in the event he becomes disabled as defined by the Company’s standard long-term disability plan, he will receive disability pay equal to 60% of his average compensation. Average compensation is defined as the total compensation, including incentive compensation, earned by the CEO in the three fiscal years preceding the year in which he becomes disabled, divided by three.

Vacation Benefits

The Company offers vacation benefits to employees after meeting applicable waiting periods. These benefits are offered to all employees with variances based on an employee’s classification and years of service.

Summary Compensation Table

The table below summarizes the compensation awarded, paid to, or earned by the Company’s Named Executive Officers during the Company’s last three fiscal years.

Name and Principal Position	Year	Salary ($)	Stock Awards(1) ($)	Option Awards(2) ($)	Non-Equity Incentive Plan Compensation(3) ($)	Change in Pension Value and Nonqualified Deferred Compensation Earnings(4) (5) ($)	All Other Compensation ($)	Total ($)
Craig F. Maier Chief Executive Officer	2010 2009 2008	300,000 283,317 277,659	39,518 53,720 0	21,960 0 0	355,665 352,860 0	98,097 30,315 661	225,702 198,700 104,751	1,040,942 918,912 383,071
Donald H. Walker Chief Financial Officer	2010 2009 2008	189,424 173,027 171,105	2,856 2,591 829	40,700 15,250 22,875	25,758 23,421 7,589	48,119 18,866 5,486	54,674 29,042 21,985	361,531 262,197 229,869
Rinzy J. Nocero Chief Operating Officer	2010 2009 2008	272,640 248,862 244,615	4,377 4,237 1,605	56,980 21,350 32,025	39,553 38,195 14,595	4,948 1,239 18,663	48,888 24,238 38,021	427,386 338,121 349,524
Michael E. Conner VP – Human Resources	2010 2009 2008	158,290 144,588 143,083	3,185 2,888 1,257	28,490 10,675 16,013	28,696 26,095 11,475	6,124 1,657 0	32,752 28,215 27,880	257,537 214,118 199,708
Michael R. Everett VP – Information Systems	2010 2009 2008	158,964 144,997 140,296	3,185 2,888 1,364	28,490 10,675 16,013	28,832 26,218 12,496	4,804 1,166 0	42,885 20,658 17,571	267,160 206,602 187,740

1.	Incentive compensation under the CEO Bonus Plan and the Senior Executive Bonus Plan is paid 90% in cash and 10% in shares of the Company’s Common Stock (rounded down to the nearest whole share). The amounts reported are the portion of the incentive compensation paid in stock under the CEO Bonus Plan and the Senior Executive Bonus Plan.
2.	The amounts reported reflect the aggregate grant date fair value of the awards made during the fiscal year computed in accordance with FASB ASC Topic 718.
3.	The amounts in this column represent the cash portion of the incentive compensation paid under the CEO Bonus Plan and the Senior Executive Bonus Plan. The portion of the incentive compensation paid in stock is reported in the “Stock Awards” column.

4.	Change in pension value includes the qualified pension plan and the Supplemental Executive Retirement Plan.
5.	Due to a change in the discount rate used to calculate the accumulated pension benefit, the benefit amount for Michael E. Conner decreased by $259 for the fiscal year ended June 3, 2008.
6.	All Other Compensation is as follows:

Name	Year	Auto Allowance ($)	Supplemental Long- Term Disability ($)	Moving Expenses ($)	Medical Reimbursement Plan	Contributions to Nondeferred Cash Balance Plan ($)	Total ($)
Craig F. Maier	2010	7,839	13,345		29,801	174,717	225,702
	2009	7,839	13,345		13,165	164,351	198,700
	2008	7,990	13,345		26,003	57,413	104,751
Donald H. Walker	2010	0	4,221		9,639	40,814	54,674
	2009	0	3,306		7,580	18,156	29,042
	2008	0	3,306		7,137	11,542	21,985
Rinzy J. Nocero	2010	7,839	5,187		15,420	20,442	48,888
	2009	7,839	1,381	3,108	6,163	5,747	24,238
	2008	7,990	1,145	21,569	7,317	0	38,021
Michael E. Conner	2010	0	2,187		11,601	18,964	32,752
	2009	0	1,402		11,082	15,731	28,215
	2008	0	1,200		14,066	12,614	27,880
Michael R. Everett	2010	0	2,065		18,792	22,028	42,885
	2009	0	1,357		7,644	11,657	20,658
	2008	0	900		10,863	5,808	17,571

Grants of Plan-Based Awards

The following table shows the long-term equity-based incentive compensation awards granted to Named Executive Officers during the fiscal year ended June 1, 2010 for their performance in the fiscal year ended June 2, 2009. These options generally vest in three equal annual installments from the date of grant. The table reflects the full value of stock option awards granted in the fiscal year ended June 1, 2010, without regard to vesting period.

Fiscal 2010 Grants of Plan-Based Awards

Name	Grant Date	All Other Option Awards: Number of Securities Underlying Options (#)	Exercise or Base Price of Option Awards ($/Sh)	Grant Date Fair Value of Stock and Option Awards ($)
Craig F. Maier	10/6/09	3,000	25.41	21,960
Rinzy J. Nocero	6/23/2009	7,000	26.99	56,980
Donald H. Walker	6/23/2009	5,000	26.99	40,700
Michael E. Conner	6/23/2009	3,500	26.99	28,490
Michael R. Everett	6/23/2009	3,500	26.99	28,490

On October 6, 2009, Craig F. Maier, Chief Executive Officer, was granted options to purchase 3,000 shares of Common Stock at an exercise price of $25.41 per share based on his employment contract dated June 3, 2009.

On June 22, 2010, for their performance in the fiscal year ended June 1, 2010, the following Named Executive Officers were granted the number of options to purchase shares of Common Stock indicated at an exercise price of $20.55 per share:

Donald H. Walker	5,000 options
Rinzy J. Nocero	7,000 options
Michael E. Conner	3,500 options
Michael R. Everett	3,500 options

Outstanding Equity Awards at Fiscal Year End

The following table outlines outstanding long-term equity-based incentive compensation awards for the Named Executive Officers as of the fiscal year ended June 1, 2010. Each outstanding award is shown separately. Option awards include non-qualified stock options.

Outstanding Equity Awards at Fiscal Year Ended June 1, 2010

Name	Number of Securities Underlying Unexercised Options (#) Exercisable		Number of Securities Underlying Unexercised Options (#) Unexercisable		Equity Incentive Plan Awards: Number of Securities Underlying Unexercised Unearned Options (#)	Option Exercise Price ($)	Option Expiration Date
Craig F. Maier	61,478	(1)	—		—	10.625	7/5/2010
	40,000		—		—	13.700	7/11/2011
	40,000		—		—	19.780	7/11/2012
	40,000		—		—	18.950	7/10/2013
	30,000		—		—	29.175	7/7/2014
	20,000		—		—	25.250	7/22/2015
	—		3,000	(2)	—	25.410	10/6/2019
Rinzy J. Nocero	2,333		1,167	(5)	—	31.400	6/5/2017
	1,166		2,334	(3)	—	23.600	6/24/2018
	—		7,000	(4)	—	26.990	6/23/2019
Donald H. Walker	1,167		—		—	13.430	6/12/2011
	5,000		—		—	19.040	6/11/2012
	5,000		—		—	18.790	6/10/2013
	5,000		—		—	30.130	6/8/2014
	5,000		—		—	24.300	6/7/2015
	2,500		—		—	25.150	6/6/2016
	1,667		833	(5)	—	31.400	6/5/2017
	833		1,667	(3)	—	23.600	6/24/2018
	—		5,000	(4)	—	26.990	6/23/2019
Michael E. Conner	3,500		—		—	19.040	6/11/2012
	3,500		—		—	30.130	6/8/2014
	3,500		—		—	24.300	6/7/2015
	1,750		—		—	25.150	6/6/2016
	1,166		584	(5)	—	31.400	6/5/2017
	583		1,167	(3)	—	23.600	6/24/2018
	—		3,500	(4)	—	26.990	6/23/2019
Michael R. Everett	1,750		—		—	23.460	6/23/2016
	1,166		584	(5)	—	31.400	6/5/2017
	583		1,167	(3)	—	23.600	6/24/2018
	—		3,500	(4)	—	26.990	6/23/2019

(1)	On July 3, 2010, Mr. Maier exercised his options to purchase 61,478 shares.
(2)	All unexercisable shares vest on October 6, 2010.
(3)	One-half of the unexercisable shares vest on each of June 24, 2010 and 2011.
(4)	One-third of the unexercisable shares vest on each of June 23, 2010, 2011, and 2012.
(5)	All unexercisable shares vest on June 5, 2010.

Option Exercises and Stock Vested

No Named Executive Officers exercised stock options during the fiscal year ended June 1, 2010.

Pension Benefits

The following table shows the present value of accumulated benefits payable to each of the Named Executive Officers, including the number of years of service credited to each such Named Executive Officer, under the qualified pension plan and the Supplemental Executive Retirement Plan (SERP).

Pension Benefits as of Fiscal Year End June 1, 2010

Name	Plan Name	Years of Credited Service (#)	Present Value of Accumulated Benefit ($)	Payments During Last Fiscal Year ($)
Craig F. Maier	Qualified Pension Plan (Defined Benefits)	20.83	392,710	0
	Supplemental Executive Retirement Plan (SERP)	20.83	192,373	0
Rinzy J. Nocero	Qualified Pension Plan (Defined Benefits)	1.00	24,850	0
Donald H. Walker	Qualified Pension Plan (Defined Benefits)	22.33	333,772	0
	Supplemental Executive Retirement Plan (SERP)	22.33	17,429	0
Michael E. Conner	Qualified Pension Plan (Defined Benefits)	1.00	32,737	0
Michael R. Everett	Qualified Pension Plan (Defined Benefits)	1.00	23,534	0

Potential Payments upon Termination or Change in Control

The Company maintains a change in control agreement with Craig F. Maier, the Chief Executive Officer, dated November 21, 1989, as amended on March 17, 2006 and October 7, 2008. The agreement provides that if there is a change in control of the Company that has not been approved by the Board of Directors, the Company shall either (a) continue the Chief Executive Officer’s employment for up to three years with compensation and perquisites equal to that which he would have received had there not been such a change, (b) employ him on such other terms as he and the Company agree, or (c) terminate his employment and make lump sum payments to him equal to the present value, based on a certain discount rate, of such compensation and continue such perquisites until the end of the period for which his employment would have continued. The maximum aggregate lump sum payment that would be payable to the Chief Executive Officer under the agreement if he were terminated on the date of filing of this Proxy Statement would be approximately $2,555,000 using a discount rate of 0.25% in accordance with provisions of the agreement.

The Company does not have a change in control agreement with any of the other Named Executive Officers.

Fiscal 2010 Non-Employee Director Compensation

The compensation for our non-employee Directors is intended to attract and retain the services of qualified and experienced people and fairly compensate them for the time and effort required of a Director of a public company. Part of the compensation is given in the form of stock options in order to further align the interests of the Directors with stockholders of the Company and to motivate Directors to focus on the long-term financial interests of the Company. Directors who are Company employees are not paid any additional compensation for their services as a Board member or a member of any committee of the Board.

During the fiscal year ended June 1, 2010, the Company paid non-employee Directors an annual retainer fee of $20,000 plus $1,600 for each Board meeting or Committee meeting attended in person ($800 if attended by telephone). In addition, each non-employee Director is paid $2,500 for each Committee they chair. The Chairman of the Board receives $8,500 for serving as the Chairman of the Board. On October 6, 2009, non-employee Directors were each granted options to purchase 3,000 shares, based upon benchmarking done by the Company to determine an appropriate and competitive option award for non-employee Directors. Each Director is also reimbursed for reasonable out-of-pocket expenses incurred for travel and attendance for Board or Committee meetings. The following table summarizes the compensation earned by or awarded to each non-employee Director who served on the Board of Directors during the fiscal year ending June 1, 2010.

Fiscal 2010 Non-Employee Director Compensation

Name	Fees Earned or Paid in Cash ($)	Option Awards(1)(2) ($)	Total ($)
Dale P. Brown	44,100	21,960	66,060
Robert J. Dourney	44,100	21,960	66,060
Daniel W. Geeding	52,600	21,960	74,560
Lorrence T. Kellar	48,900	21,960	70,860
Blanche F. Maier(3)	5,000	0	5,000
Jerome P. Montopoli	44,900	21,960	66,860
William J. Reik, Jr.	46,400	21,960	68,360

(1)	The amounts reflect the aggregate grant date fair value of the awards made during the fiscal year computed in accordance with FASB ASC Topic 718.
(2)	The following option awards to non-employee Directors totaling 103,000 options, were outstanding as of the fiscal year ended June 1, 2010:

Director	Number of Options Outstanding
Dale P. Brown	15,000
Robert J. Dourney	12,000
Daniel W. Geeding	18,000
Lorrence T. Kellar	15,000
Blanche F. Maier	12,000
Jerome P. Montopoli	13,000
William J. Reik, Jr.	18,000

(3)	Blanche F. Maier was a Director of the Company until her death on September 1, 2009. She was the widow of Jack C. Maier, who previously served as Chairman of the Board of the Company and provided other services pursuant to an employment agreement effective May 29, 2000. Pursuant to that employment agreement, Blanche F. Maier and her estate received certain deferred compensation during the last fiscal year. See “Certain Relationships and Related Person Transactions” for further information about the employment agreement.

The Company does not provide non-employee Directors with retirement benefits, benefits under health and welfare plans, or compensation in any form not described above, nor does it have any agreement with any Director to make charitable donations in the Director’s name.

Section 16(a) Beneficial Ownership Reporting Compliance

Section 16(a) of the Exchange Act requires our Directors, executive officers, and persons owning more than 10% of the outstanding shares of the Company’s Common Stock to file reports of their ownership and changes in ownership of the Company’s Common Stock with the SEC and the NYSE Amex and to furnish copies of such reports to the Company. Such reports are filed on Forms 3, 4 and 5 under the Exchange Act. The Company is required to set forth in this Proxy Statement the number of late reports, transactions not reported and any known failure to file a report. Based solely on our review of the reports furnished to us and certain written representations of each reporting person, to the Company’s knowledge, the filing requirements were satisfied by the persons subject thereto during the most recent fiscal year with the exception of the following one late report: on September 30, 2009, Craig F. Maier filed a Form 4 to report that, as a result of the death of his mother Blanche F. Maier, he had assumed sole voting and dispositive control (i) on September 10, 2009 over the 12,127 shares and 12,000 options to purchase shares of the Company’s Common Stock owned by her estate, and (ii) on September 8, 2009 over the 768,599 shares of Common Stock owned by JBM Limited Partnership, an Ohio limited partnership, as successor to Blanche F. Maier as General Partner of the partnership.

Certain Relationships and Related Person Transactions

Policies and Procedures with Respect to Related Person Transactions

The Board of Directors is committed to upholding the highest ethical conduct in fulfilling its duties and has adopted a written Related Person Transaction Policy to ensure the careful review of any related party transactions. The policy requires that the Audit Committee review and approve or ratify all related person transactions for which disclosure is required pursuant to the rules and regulations of the SEC. A related person transaction includes any transaction, arrangement or relationship in which the Company or any of its subsidiaries is a participant and in which any of the following persons has or will have a direct or indirect interest:

•	an executive officer, Director or Director nominee of the Company;

•	any shareholder owning more than 5% of the Company’s Common Stock;

•

any immediate family member (as defined in the rules and regulations of the SEC) of an executive officer, Director, Director nominee or beneficial owner of more than 5% of the Company’s Common Stock; and

•

any firm, corporation or other entity in which any of the foregoing persons is employed or is a partner or principal or in a similar position or in which such person, together with any other of the foregoing persons, has a 5% or greater beneficial ownership interest.

As part of its review and approval process of related person transactions, the Audit Committee considers all relevant facts and circumstances available to the Audit Committee, including the recommendations of management. No member of the Audit Committee participates in any review, consideration or approval of any related person transaction involving such member or any of his or her immediate family members, except that such member is required to provide all material information concerning the related person transaction to the Audit Committee.

The Board has pre-approved the following related person transactions as part of the Company’s Related Person Transaction Policy:

•	any transaction with a related person involving the purchase or sale of products or services in the ordinary course of business on arms’ length terms available to third parties;

•

any transaction with another company where the related person’s only relationship is as an employee (but not an executive officer), Director or beneficial owner of less than 10% of that company’s shares and the aggregate amount involved does not exceed the lesser of $120,000 or two percent of that company’s total annual revenues;

•

any employment by the Company of a relative of a Director or executive officer where the employment was entered into in the ordinary course of business and the relative’s compensation is in accordance with the Company’s practices applicable to employees with equivalent qualifications and responsibilities holding similar positions;

•

any charitable contribution, grant or endowment by the Company to a charitable organization, foundation or university where the related person’s only relationship is as an employee or a Director (but not an executive officer) and the aggregate amount involved does not exceed the lesser of $120,000 or two percent of the charitable organizations total annual receipts;

•

any transaction where the related person’s interest arises solely from the ownership of the Company’s Common Stock and all holders of such Common Stock receive the same benefit on a pro-rata basis (e.g., dividends); and

•	Director compensation arrangements, if such arrangements have been approved by the Board of Directors or the Nominating and Corporate Governance Committee.

Relationships and Transactions

During the fiscal year ended June 1, 2010, the following transactions were effected on substantially similar terms as transactions with persons having no relationship with the Company:

- A franchised restaurant in West Chester, Ohio owned by Frisch West Chester, Inc. (“West Chester”), which in turn is owned by Karen F. Maier (a Director and Vice President–Marketing of the Company) and other of her siblings (except Craig F. Maier), made purchases from the Company’s commissary totaling $562,416 and paid the Company advertising fees of $57,064, employee leasing fees of $993,835, payroll and accounting fees of $11,960, human resources and benefit fees of $16,736, franchise fees of $85,596, and point of sale help desk fees of $8,701.

- A franchised restaurant in West Hamilton, Ohio owned by Frisch Hamilton West, Inc. (“Hamilton West”), which in turn is owned by other members of Blanche F. Maier’s family, made purchases from the Company’s commissary totaling $754,951 and paid the Company advertising fees of $76,593, employee leasing fees of $1,207,874, payroll and accounting fees of $11,960, human resources and benefit fees of $23,026, franchise fees of $114,890, and point of sale help desk fees of $8,931.

- A franchised restaurant in New Richmond, Ohio owned by Craig F. Maier (a Director and the Chief Executive Officer of the Company) made purchases from the Company’s commissary totaling $319,221 and paid the Company advertising fees of $30,967, employee leasing fees of $552,721, payroll and accounting fees of $11,960, human resources and benefit fees of $10,340, franchise fees of $46,451, and point of sale help desk fees of $8,931.

Hamilton West is a party to an Agreement to Purchase Stock with the Company which provides when there is only one remaining shareholder of Hamilton West, that remaining shareholder may require the Company to purchase any or all his or her shares of Hamilton West at any time, and the Company is required to purchase all such shares upon the death of the sole remaining shareholder. The purchase price for any such purchase by the Company would be the book value of the shares as determined by the Hamilton West’s accountants based upon generally accepted accounting principles, determined as of the end of the month immediately preceding the closing. The closing must be held within 30 days after the demand for purchase by the remaining shareholder or the appointment of the personal representative for the shareholder’s estate, as applicable, and the purchase price must be paid in cash at the closing. In addition, Craig Maier receives .5% of Hamilton West’s sales as a management fee.

West Chester is a party to an Agreement to Purchase Stock with the Company which provides when there is only one remaining shareholder of West Chester, that remaining shareholder may require the Company to purchase any or all his or her shares of West Chester at any time, and the Company is required to purchase all such shares upon the death of the sole remaining shareholder. The purchase price for any such purchase by the Company would be the greater of either the book value of the shares or twice the average earnings per share over the prior three years, with a maximum purchase price of $100,000 less any outstanding debt owed by West Chester to the deceased shareholder. The closing must be held within 30 days after the demand for purchase by the remaining shareholder or the appointment of the personal representative for the deceased shareholder’s estate, as applicable, and the purchase price must be paid in cash at the closing.

During the fiscal year ended June 1, 2010, Karen F. Maier, a Director and Vice President–Marketing of the Company and the daughter of Blanche F. Maier and the sister of Craig F. Maier, received a salary of $157,317, incentive compensation of $15,843, medical reimbursement of $15,980, contributions to the Nondeferred Cash Balance Plan of $17,076, long-term disability benefits of $2,033, the Company made matching contributions to the Frisch’s Executive Savings Plan in the amount of $1,206, and Ms. Maier earned options for 3,500 shares of the Company’s Common Stock.

During the fiscal year ended June 1, 2010, Scott C. Maier, a Construction Manager at the Company who is the son of Blanche F. Maier and the brother of Craig F. Maier and Karen F. Maier, received a salary of $69,777 and an auto allowance of $5,538.

Until his death on February 2, 2005, Jack C. Maier served as Chairman of the Board and provided other services to the Company pursuant to an employment agreement effective May 29, 2000. Jack C. Maier was the husband of Blanche F. Maier, who was a Director of the Company until her death on September 1, 2009, and Jack C. Maier and Blanche F. Maier are the parents of Craig F. Maier and Karen F. Maier. The agreement provides that upon the death of Jack C. Maier, the Company will pay his widow Blanche F. Maier, or her estate if she should die, the amount of $214,050 for each of the next ten years, adjusted annually to reflect 50% of the latest annual percentage change in the Consumer Price Index for All Urban Consumers. In accordance with the agreement, the Company paid Blanche F. Maier the monthly amount of $18,753 during the first part of the last fiscal year and paid her, and then her estate after her death, $19,006 per month effective March 1, 2010 and thereafter as increased pursuant to the annual Consumer Price Index adjustment.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS

The following table sets forth information with respect to each person (including any “group” as that term is used in Section 13(d)(3) of the Exchange Act) known by the Company to be the beneficial owner of more than 5% of the Company’s outstanding Common Stock as of August 9, 2010 (unless a different date is specified in the footnotes to the table). Unless otherwise indicated, beneficial ownership numbers represent Common Stock over which the beneficial owner has sole voting and sole dispositive power.

Name and Address of Beneficial Owner	Amount and Nature of Beneficial Ownership		Percent of Class

Craig F. Maier 2800 Gilbert Avenue Cincinnati, OH 45206	1,265,925	(1)	23.8%

Reik & Co., LLC 15 West 53rd Street, Suite 12B New York, NY 10019	782,252	(2)	14.1%

Royce & Associates, LLC 1414 Avenue of Americas New York, New York 10019	667,815	(3)	13.08%

River Road Asset Management, LLC 462 S. 4th Street, Suite 1600 Louisville, KY 40202	457,309	(4)	9.0%

Jack C. Maier QTIP Trust Craig F. Maier, Trustee 2800 Gilbert Avenue Cincinnati, Ohio 45206	401,884 (included in shares owned by Craig F. Maier above)	(5)	7.9 (included in percentage owned by Craig F. Maier above)%

(1)	Includes 170,000 shares Mr. Maier has the right to acquire pursuant to the exercise of employee stock options within 60 days; 31,054 shares owned as Trustee of the Annette Frisch Remainder Trust under the Annette Frisch Amended and Restated Trust Agreement; 49,405 shares owned and 12,000 shares which can be acquired pursuant to the exercise of stock options as Executor of the Estate of Blanche F. Maier; 9 shares owned as the General Partner of JBM Limited Partnership, an Ohio limited partnership; 12,117 shares owned by Frisch New Richmond Big Boy, Inc. of which Mr. Maier is President and sole shareholder; 2,307 shares owned as Trustee of three trusts for the benefit of his minor children; 401,884 shares owned as Trustee under the Jack C. Maier QTIP Trust; 111,858 Shares owned as Trustee under the Jack C. Maier Credit Shelter Trust; 70,064 shares owned as Trustee under the Jack C. Maier Exempt QTIP Trust; 928 shares owned as Trustee under the Jack C. Maier Disclaimer Trust; 10,537 shares owned as Trustee under the Blanche F. Maier Insurance Trust; and 31,855 shares owned as Trustee under the Jack & Blanche F. Maier Insurance Trust.
(2)	Information given is as of January 12, 2009, as reported in a Schedule 13G/A filed with the SEC. William J. Reik, Jr., a Director of the Company, is the Managing Member of Reik & Co., LLC.
(3)	The information given is as of January 25, 2010, as reported in a Schedule 13G/A filed with the SEC.
(4)	The information given is as of February 16, 2010, as reported in a Schedule 13G/A filed with the SEC.
(5)	The information given is as of March 15, 2010, as reported on a Schedule 13D/A filed with the SEC. These shares of Common Stock are also reported in the total number of shares owned by Craig F. Maier in the chart because Mr. Maier, as Trustee, has sole voting and dispositive power over the Common Stock owned by the Jack C. Maier QTIP Trust.

SECURITY OWNERSHIP OF MANAGEMENT

The following table sets forth information with respect to the number of shares of Common Stock beneficially owned as of August 9, 2010 by (i) each Director and nominee for election as a Director of the Company, (ii) each named executive officer of the Company named in the Summary Compensation Table herein, and (iii) all Directors and executive officers of the Company as a group. Unless otherwise indicated, beneficial ownership numbers represent Common Stock over which the beneficial owner has sole voting and sole dispositive power.

Name of Beneficial Owner	Amount and Nature of Beneficial Ownership		Percent of Class
Directors:

Daniel W. Geeding	25,236	(1)	*

Jerome P. Montopoli	15,000	(2)	*

Craig F. Maier (also a named executive officer)	1,265,925	(3)	23.8%

Dale P. Brown	18,736	(4)	*

Lorrence T. Kellar	20,000	(5)	*

William J. Reik, Jr.	229,649	(6)	4.5%

Karen F. Maier	220,451	(7)	4.3%

Robert J. (RJ) Dourney	12,500	(8)	*

Donald H. Walker (also a named executive officer)	41,333	(9)	*

Other Named Executive Officers

Rinzy J. Nocero	22,011	(10)	*

Michael R. Everett	13,364	(11)	*

Michael E. Conner	23,211	(12)	*

All Directors and executive officers as a group (total of 17 including executive officers that are not named executive officers)	1,899,174	(13)	34.2%

*	Percentage information is omitted for individuals who owned less than 1% of the outstanding Common Stock and shares of Common Stock deemed outstanding due to exercisable options.
(1)	Includes 18,000 shares he has the right to acquire pursuant to the exercise of stock options.
(2)	Includes 13,000 shares he has the right to acquire pursuant to the exercise of stock options.
(3)	See footnote (1) to the chart in the preceding section “Security Ownership of Certain Beneficial Owners.”
(4)	Includes 15,000 shares she has the right to acquire pursuant to the exercise of stock options.
(5)	Includes 15,000 shares he has the right to acquire pursuant to the exercise of stock options.
(6)	Includes 18,000 shares he has the right to acquire pursuant to the exercise of stock options. Mr. Reik is the Managing Member of Reik & Co., LLC, whose stock ownership of the Company is disclosed in the preceding chart entitled “Security Ownership of Certain Beneficial Owners.”
(7)	Includes 29,750 shares she has the right to acquire pursuant to the exercise of options.
(8)	Includes 12,000 shares he has the right to acquire pursuant to the exercise of options.
(9)	Includes 38,667 shares he has the right to acquire pursuant to the exercise of stock options.
(10)	Includes 21,000 shares he has the right to acquire pursuant to the exercise of stock options.
(11)	Represents 12,250 shares he has the right to acquire pursuant to the exercise of stock options.
(12)	Includes 22,750 shares he has the right to acquire pursuant to the exercise of stock options.
(13)	Includes 428,836 shares the group has the right to acquire pursuant to the exercise of stock options.

2011 SHAREHOLDER PROPOSALS

Any shareholder who wishes a proposal to be considered for inclusion in the Company’s Proxy Statement for the 2011 Annual Meeting of Shareholders, which is currently scheduled for October 5, 2011, must submit the proposal to the Company on or before April 29, 2011. Proposals should be addressed to Donald A. Bodner, Secretary, Frisch’s Restaurants, Inc., 2800 Gilbert Avenue, Cincinnati, Ohio 45206. Any such proposal must satisfy the conditions for shareholder proposals established by the SEC in Rule 14a-8 promulgated pursuant to the Exchange Act.

Any shareholder who intends to directly present a proposal at the 2011 Annual Shareholders Meeting (outside of the Rule 14a-8 process) must notify the Company of the proposal on or before July 12, 2011. If the Company is not notified by such date, the Company will have the right to exercise discretionary voting authority for the proxies it obtains with respect to such proposal, if presented at the meeting, without including information regarding such proposal in its proxy materials. Notices of any intention to present a proposal at the 2011 Annual Shareholders Meeting should be addressed to Donald A. Bodner, Secretary, Frisch’s Restaurants, Inc., 2800 Gilbert Avenue, Cincinnati, Ohio 45206.

COST OF SOLICITATION

The cost of preparing and mailing this Proxy Statement, the accompanying Notice of Annual Meeting and proxy and any additional material relating to the Meeting and the cost of soliciting proxies will be borne by the Company. In addition to solicitation by mail, the Company will request banks, brokers and other custodial nominees and fiduciaries to supply proxy material to the beneficial owners of the Common Stock of whom they have knowledge, and will reimburse them for their expenses in so doing. Certain officers and employees of the Company may solicit proxies in person or by telephone, facsimile transmission or mail, for which they will not receive any special compensation.

PROXY MATERIALS AND ANNUAL REPORT

Important Notice Regarding the Availability of Proxy Materials for the Annual Shareholder Meeting to Be Held on October 6, 2010: This Notice of Annual Meeting and Proxy Statement and the Company’s most recent Annual Report to Shareholders are available on the Company’s website at www.frischs.com.

The Company will supply without cost, upon written request, a copy of the Company’s most recent Annual Report on Form 10-K, including financial statements and schedules. Such request should be directed to Donald H. Walker, Chief Financial Officer, Frisch’s Restaurants, Inc., 2800 Gilbert Avenue, Cincinnati, Ohio 45206.

OTHER MATTERS

The Company’s Board of Directors knows of no other matters to be presented at the Meeting other than those set forth above. However, if any other matters come before the Meeting, the holders of the proxy will vote the shares represented by the proxy on such matters in accordance with their discretion, in accordance with the recommendations of the Board, and discretionary authority to do so is included in the proxy.

BY ORDER OF THE BOARD OF DIRECTORS

DONALD A. BODNER,

Secretary

Dated: August 27, 2010

PROXY

FRISCH’S RESTAURANTS, INC.

ANNUAL MEETING OF SHAREHOLDERS

October 6, 2010

The undersigned shareholder of Frisch’s Restaurants, Inc. (the “Company”) hereby nominates, constitutes and appoints Craig F. Maier and Daniel W. Geeding, and each of them, the attorney, agent and proxy of the undersigned, with full powers of substitution, to vote all the stock of the Company which the undersigned is entitled to vote at the Annual Meeting of Shareholders of the Company to be held at the Queen City Club, 331 East Fourth Street, Cincinnati, Ohio 45202, on Wednesday, October 6, 2010 at 9:00 a.m. and at any and all adjournments thereof, as fully and with the same force and effect as the undersigned might or could do if personally present as set forth on the reverse side.

(Continued and to be signed on the reverse side)

ANNUAL MEETING OF SHAREHOLDERS OF

FRISCH’S RESTAURANTS, INC.

October 6, 2010

PROXY VOTING INSTRUCTIONS

INTERNET – Access “www.voteproxy.com” and follow the on-screen instructions. Have your proxy card available when you access the web page, and use the Company Number and Account Number shown on your proxy card.
Vote online until 11:59 PM EST the day before the meeting.	COMPANY NUMBER
MAIL – Sign, date and mail your proxy card in the envelope provided as soon as possible.	ACCOUNT NUMBER

IN PERSON – You may vote your shares in person by attending the Annual Meeting.

NOTICE OF INTERNET AVAILABILITY OF PROXY MATERIAL: The Notice of meeting, proxy statement and proxy card are available at www.frischs.com

i Please detach along perforated line and mail in the envelope provided IF you are not voting via the internet. i

The Board of Directors recommends a vote of “FOR ALL NOMINEES” on Proposal 1 and “FOR” on Proposal 2.

PLEASE SIGN, DATE AND RETURN PROMPTLY IN THE ENCLOSED ENVELOPE. PLEASE MARK YOUR VOTE IN BLUE OR BLACK AS SHOWN HERE  ☒

1.	ELECTION OF DIRECTORS. To elect the persons below to serve as directors to serve until the 2012 Meeting and until their successors are elected and qualified:	2. RATIFICATION OF APPOINTMENT OF GRANT THORNTON LLP AS INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM	FOR ☐	AGAINST ☐	ABSTAIN ☐
NOMINEES:

This Proxy is solicited on behalf of the Company’s Board of Directors, and may be revoked prior to its exercise by filing with the President of the Company a written instrument revoking this Proxy or a duly executed Proxy bearing a later date, or by appearing in person and voting at the meeting. The Proxy shall be voted in accordance with the recommendations of the Board of Directors unless a contrary instruction is indicated, in which case the Proxy shall be voted in accordance with such instructions. If cumulative voting is properly declared, the votes will be cast in such a way as to effect the election of all nominees, or as many thereof as possible, in accordance with the recommendations of the Board of Directors. On other matters, if any, presented at the meeting, this Proxy shall be voted in the discretion of the proxy holders, in accordance with the recommendations of the Board of Directors, if any.

☐ FOR ALL NOMINEES ☐ WITHOLD AUTHORITY FOR ALL NOMINEES ☐ FOR ALL EXCEPT (See instructions below)	¡ Robert J. (RJ) Dourney ¡ Lorrence T. Kellar ¡ Karen F. Maier ¡ William J. Reik, Jr. ¡ Donald H. Walker
INSTRUCTIONS:	To withhold authority to vote for any individual nominee(s), mark “FOR ALL EXCEPT” and fill in the circle next to each nominee you wish to withhold, as shown here:●

To change the address on your account, please check the box at right and indicate your new address in the address space above. Please note that changes to the registered name(s) on the account may not be submitted via this method.	☐

Signature of Shareholder	Date:	Signature of Shareholder	Date:

Note:	Please sign exactly as your name or names appear on this Proxy. When shares are held jointly, each holder should sign. When signing as executor, administrator, attorney, trustee or guardian, please give full title as such. If the signer is a corporation, please sign full corporate name by duly authorized officer, giving full title as such. If signer is a partnership, please sign in partnership name by authorized person.

ANNUAL MEETING OF SHAREHOLDERS OF

FRISCH’S RESTAURANTS, INC.

October 6, 2010

NOTICE OF INTERNET AVAILABILITY OF PROXY MATERIAL:

The Notice of Meeting, Proxy Statement and Proxy Card

are available at www.frischs.com

Please sign, date and mail

your proxy card in the

envelope provided as soon

as possible.

i  Please detach along perforated line and mail in the envelope provided.  i